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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-11409), Registration Statement on Form S-8 (File No. 333-18467), Registration Statement on Form S-8 (File No. 333-49817), Registration Statement on Form S-8 (File No. 333-66361), Registration Statement on Form S-8 (File No. 333-66367), Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-33421) and Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-52433) of our report dated February 4, 1999, with respect to the consolidated financial statements of IXC Communications, Inc. included in the Form 10-K for the year ended December 31, 1998.

                                       /s/  ERNST & YOUNG LLP

Austin, Texas
     March 26, 1999